Exhibit 5.1

David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(516) 887-8200

June 20, 2007

Smart Energy Solutions, Inc.
210 West Parkway, #7
Pompton Plains, NJ 07444

Re: Legality Opinion

Gentlemen:

We have acted as special counsel to Smart Energy Solutions, Inc., a Nevada corporation (the "Company"), for the limited purpose of rendering an opinion concerning the legality of up to 10,000,000 shares of common stock (the “Shares”) to be offered by the Company under its 2007 Stock Incentive Plan (the “Plan”). We understand that the Company intends to file with the Securities and Exchange Commission a registration statement on Form S-8 covering, among other things, its offer and sale of the Shares under the Plan (the “Registration Statement”).

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and By-laws of the Company, the Plan, resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the proposed registration and issuance of the Shares, all as represented to us as being currently in effect, and such other corporate documents and records and other certificates, and we have made such investigations of law, as we have deemed necessary or appropriate in order to render the opinion hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the accuracy and completeness of all public records reviewed. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and any applicable award agreements, such Shares will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ David Lubin & Associates, PLLC David Lubin & Associates, PLLC